DATED: January 2, 2002

Antares Investments Ltd.

- and -

TradeZap, Inc.

THIS CONSULTING AGREEMENT is made as of the 2nd day of January 2002.

BETWEEN:

Antares Investments Ltd. of PO Box 267 Leeward Highway Providenciales, Turks & Caicos Islands (hereinafter referred to as the “Consultant”)

OF THE FIRST PART

AND:

TradeZap, Inc. 1001 4th Ave, Suite 3200 Seattle, Washington 98154 (hereinafter referred to as the “Corporation”)

OF THE SECOND PART

WHEREAS the Corporation wishes to retain the Consultant for its business and the Consultant has agreed to provide such services to the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

ARTICLE 1
Definitions

1.1     For the purposes of this Agreement, “Consulting Services” shall mean the international business affairs, corporate management and investor relations services relating to the business, products and services of the Corporation to be provided by the Consultant, and in particular but without restricting the generality of the foregoing, means managing, guiding and controlling the international affairs of the corporation in such a manner as to enable the corporation to accomplish its objectives as set forth by the Board of Directors. The consultant shall also be responsible for arranging ongoing financial relationships with investment bankers, venture capitalists, project financiers and legal contacts relating thereto. The Consultant shall attend or represent the Corporation at any applicable conferences and meetings, as directed by the Corporation. The Consultant will formulate an investor relations and awareness program, provide the Company with recommendations of candidates to carry out such program and manage the ongoing delivery of the program. The Consultant will also seek out merger and acquisition targets for the Company and complete the due diligence necessary to report to the Board of

Directors. The Consultant shall provide liaison with the financial backers of the Company and future financial partners. The Consultant shall provide such materials to individuals upon request and the Corporation agrees to provide the Consultant with sufficient materials to fulfill these requests and to defray all attendant costs. The Consultant shall assist in the continual updating of the Company’s business plan and in the locating and selection of ongoing personnel needs, including the senior officers of the Company.

1.2     The terms “subsidiaries”, “associates” and “affiliated corporations” as used in this Agreement shall have the meanings ascribed thereto in the Corporation’s business plan.

1.3     The duties of the consultant will include the following activities

  Researching industries for potential investment
  Seeking merger candidates in the industry selected
  Negotiating merger terms and specifications
  Corporate structuring
  Liaison with the financiers of the Company
  Completing requirements of Letters of Intent with financiers or partners
  Preparation of valuation reports
  Recruitment of senior personal
  Source and negotiate additional acquisition targets
  Formulating a marketing plan
  Create an image program
  Coordinate the preparation of a comprehensive Business Plan
  Locating and negotiations of vendor contracts
  All activities of a CEO
  Recruiting a replacement

ARTICLE 2
Engagement of the Consultant and its Duties

2.1     The Corporation hereby engages the services of the Consultant and the Consultant hereby accepts the engagement of its services by the Corporation, subject to the terms and conditions hereinafter contained.

2.2     The Consultant shall provide the Consulting Services to the Corporation in such manner as the Corporation and the Consultant may reasonably agree, and shall devote such of its time as is necessary to properly render the Consulting Services to the Corporation, and all its effect, skills, attention and energies during that time to the performance of its duties as herein set forth. In addition to the foregoing, the Consultant will ensure that the services to be provided will be carried out by the qualified and competent employees of the Consultant who are familiar with the Corporation’s affairs, business and products.

2.3     The Corporation acknowledges that it is aware of the Consultant’s many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interest will not be construed as a breach of this Agreement, provided that the Consultant provides the Consulting Services on a basis which does not impair the activities and business interest of either the Corporation or the Consultant.

2.4     In the performance of the services to be rendered by the Consultant, the Consultant will be relying upon information received from the Corporation, and will so disclose this fact in all communications from the Consultant. The Corporation agrees to provide the Consultant with such information, financial records, documents and product information as may facilitate the performance of the Consulting Services by the Consultant.

2.5     In the event of any misstatements, misrepresentations or omissions in information as provided by the Corporation to the Consultant and as utilized by the Consultant in the performance of the Consulting Services that may result in liability to the Consultant, the Corporation agrees to indemnify and same harmless the Consultant against any such claims or liabilities.

2.6     The Consultant agrees that it will perform the Consulting Services in accordance with all applicable laws.

2.7     The Consultant agrees to indemnify and save the Corporation harmless with respect to any claim, suit, proceedings or judgment, whether regulatory or of a court of competent jurisdiction arising from any breach of the Agreement by the Consultant.

2.8     The term of this Agreement shall commence of the 2nd day of January 2002 for a period of not less than 6 months and may be extended upon mutual consent of the parties.

2.9     Notwithstanding section 2.8, the Company may terminate this Agreement by providing the Consultant with at least 60 days written notice and providing the Consultant with a cancellation payment equal to six months fees plus any unpaid portion of the minimum six months.

ARTICLE 3
Compensation

3.1     The Corporation agrees to pay the Consultant, in consideration of the provision by the Consultant of the Consulting Services to the Corporation, the sum of US$17,000 dollars per month commencing January 2, 2002. This fee is based on the consultant providing a minimum of two senior staff for approximately two third of a normal work month each to the project.

3.2     The Corporation agrees to reimburse the Consultant for all reasonable disbursements including travel and accommodations expenses, printing and mailing costs, long-distance charges, outside services, and all other out-of-pocket expenses incurred by the Consultant in the performance of its obligations pursuant to this Agreement. The Consultant agrees to provide us the Corporation with original receipts for disbursements and expenses incurred where procurable.

3.3     The parties agree that from time to time the contract may be reduced or expanded in scope or may be temporarily suspended for a period of time. Payments will be altered to reflect this situation.

3.4     The Corporation agrees to make payments to such parties as may be directed by the Consultant.

ARTICLE 4
Confidentiality

4.1     The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefits, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating to the Corporation or its subsidiaries, associates or affiliated corporations whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Corporation.

4.2     For the purposes of this Agreement, “Confidential information” is information disclosed to or acquired by the Consultant relating to the business of the Corporation or its subsidiaries, associates or affiliated corporation, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by the Consultant which has not been approved by the Corporation for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Corporation, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Corporation and information which is authorized by the Corporation to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

ARTICLE 5
Miscellaneous

5.1     Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by and delivery of by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

5.2     Time shall be the essence of this Agreement.

5.3     The provisions of this Agreement shall enure to the benefit of and be binding upon the Corporation and the Consultant and their respective successors and assigns. This Agreement shall not be assignable by the Consultant.

5.4     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussion, whether oral or written of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

ANTARES INVESTMENTS LTD.

Per:
/s/ Graham Douglas

Print Name

TRADEZAP, INC.

Per:
/s/ Ian Brodie

IAN BRODIE

Print Name